SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

--------------------------------------------------------------------------------

                         Data Systems and Software, Inc.

                                (Name of Issuer)

--------------------------------------------------------------------------------

                         Common Stock, $0.001, per share

                         (Title of Class of Securities)

--------------------------------------------------------------------------------

                                   237887 10 4

                                 (CUSIP Number)

--------------------------------------------------------------------------------

                             Scott Rosenblatt, Esq.
                       c/o Reitler Brown & Rosenblatt, LLC
                          800 Third Avenue, 21st Floor
                               New York, NY 10022
                                 (212) 209-3050

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

--------------------------------------------------------------------------------

                                January 26, 2006

             (Date of Event which Requires Filing of this Statement)

--------------------------------------------------------------------------------


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the
following box.   [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                              PAGE 2 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Howard Gutzmer
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              59,985
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           587,343(1)

                                    9      SOLE DISPOSITIVE POWER
                                           59,985

                                   10      SHARED DISPOSITIVE POWER
                                           587,343(1)
------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           647,328
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.0 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


---------------------------

(1) Mr. Gutzmer has shared voting and dispositive power over a total of 587,343 with the following people/entities: (1) Gutzmer Family Trust U/AD/11296, Howard and Dorene Gutzmer Trustees, which holds 500,317 shares; (2) Doreen Gutzmer SSB/IRA Rollover, Howard Gutzmer Custodian, which holds 73,450 shares; and (3) Unlimited Systems Corporation Inc., a California corporation, of which Mr. Gutzmer is the majority shareholder, in addition to being an officer and director of the Issuer, which holds 13,576 shares.


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                              PAGE 3 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Hank Wolfert
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              377,055
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           377,055

                                   10      SHARED DISPOSITIVE POWER
                                           0
------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           377,055
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.6 %

---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                              PAGE 4 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             John A. Moore
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              380,877
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           380,877

                                   10      SHARED DISPOSITIVE POWER
                                           0

------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           380,877
-------- ------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
--------- -----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.7 %
--------- -----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                              PAGE 5 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Joel Sklar
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              178,000
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           178,000

                                   10      SHARED DISPOSITIVE POWER
                                           0

------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           178,000
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.2 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


                                  SCHEDULE 13D
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                   CUSIP NO. 237887 10 4
                                                                                                     PAGE 6 OF 16 PAGES---
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Nathan Steinberg
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              150,000
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           150,000

                                   10      SHARED DISPOSITIVE POWER
                                           0

------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           150,000

---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.8 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                              PAGE 7 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Michael J. Tobin
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              143,000
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           143,000

                                   10      SHARED DISPOSITIVE POWER
                                           0

------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           143,000
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.8 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                              PAGE 8 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Harvey Bibicoff
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              89,308
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           89,308

                                   10      SHARED DISPOSITIVE POWER
                                           0
------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           89,308
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.1 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

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                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                              PAGE 9 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Justin Ort
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              145,507
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           145,507

                                   10      SHARED DISPOSITIVE POWER
                                           0
------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           145,507
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.8 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                             PAGE 10 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Peter De Neufville
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              39,200
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           39,200

                                   10      SHARED DISPOSITIVE POWER
                                           0
------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           39,200(1)
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.5 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


---------------------------

(1) 29,200 of the shares of common stock are beneficially owned by Wilmington Value & Biotech Partners, LLC, of which Mr. De Neufville is the managing member of such entity and has sole voting and dispositive power with respect to such shares.


                                  SCHEDULE 13D

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                   CUSIP NO. 237887 10 4
                                                                                             PAGE 11 OF 16 PAGES----------
---------- ----------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Dominic Sforza
---------- ----------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (A) [X]

           (SEE INSTRUCTIONS)                                                                                      (B) [ ]
---------- ----------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

             PF
---------- ----------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS                                  [ ]
           2(D) OR 2(E)
---------- ----------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------------------------- ---------- --------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY              26,400
   OWNED BY EACH REPORTING
         PERSON WITH                8      SHARED VOTING POWER
                                           0

                                    9      SOLE DISPOSITIVE POWER
                                           26,400

                                   10      SHARED DISPOSITIVE POWER
                                           0
------------------------------- ---------- --------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           26,400
---------- ----------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                              [ ]

           SHARES (SEE INSTRUCTIONS)
---------- ----------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.3 %
---------- ----------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

This Amendment No. 1 to Schedule 13D modifies and supplements the Schedule 13D initially filed with the Securities and Exchange Commission on July 11, 2005, with respect to the common stock, $0.001 par value per share ("Common Stock") of DATA SYSTEMS AND SOFTWARE, INC., a Delaware corporation (the "Issuer" or "DSSI") (the "Statement").

ITEM 1.  SECURITY AND ISSUER.

Item 1 is hereby amended in its entirety to read as follows:

         This Statement relates to 2,176,675 shares of the Common Stock. The principal executive offices of DSSI are located at 200 Route 17, Mahwah, New Jersey 07430.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 is hereby amended in its entirety to read as follows:

Each Reporting Person acquired their shares in the following manner:

         Mr. Gutzmer began buying the Issuer's stock via the open market in 1995 and continued to make periodic purchases until his last purchase in 2002.

         Mr. Wolfert began buying the Issuer's stock via the open market on December 29, 2000 and has continued to make periodic purchases until his last purchase on March 30, 2005.

         Mr. Moore began buying the Issuer's stock via the open market on November 29, 2004 and continued to make periodic purchases until his last purchase on November 23, 2005.

         Mr. Sklar began buying the Issuer's stock via the open market on July 17, 1996 and continued to make periodic purchases until his last purchase on March 26, 2004.

         Mr. Steinberg began buying the Issuer's stock via the open market in 1998 and has continued making periodic purchases.

         Mr. Tobin began buying the Issuer's stock via the open market on May 16, 1998 and continued to make periodic purchases until his last purchase, which was made on December 22, 2005.

         Mr. Bibicoff purchased 45,000 shares of the Issuer's stock through a private placement in April of 2003 at $1.95/share; he further purchased 44,308 shares of the Issuer's stock in the open market at prices ranging from $1.04 to $2.80 between November 2003 and November 2004.

         Mr. Ort purchased 20,000 shares of the Issuer's stock through a private placement in April of 2003 at $1.95/share; he further purchased 125,507 shares of the Issuer's stock via the open market through periodic purchases between August 4, 1998 and December 27, 2005.

         Mr. De Neufville began buying the Issuer's stock via the open market in the second quarter of 2005 and has continued to make periodic purchases through the date of this filing.

         Mr. Sforza purchased 5,000 shares of the Issuer's stock through a private placement in April of 2003 at $1.95/share; he further purchased 21,400 shares of the Issuer's stock in the open market at prices ranging from $1.18 to $6.60 between February 1998 and December 2003.

ITEM 5.  INTEREST IN THE SECURITIES OF THE REGISTRANT.

Item 5(a) is hereby amended in its entirety to read as follows:

(a) Collectively, the Reporting Persons beneficially own 2,176,675 shares of Common Stock, which represent approximately 26.8% of Common Stock outstanding (based on 8,116,691 shares of Common Stock of the Issuer issued and outstanding as of November 10, 2005, as stated in the Form 10Q filed with the Securities Exchange Commission on November 17, 2005).

Item 5(b) is hereby amended in its entirety to read as follows:

(b) Each Reporting Person has (i) the sole power to vote or direct the vote of the shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock as follows:

         Howard Gutzmer has (i) the sole power to vote or direct the vote of 59,985 shares of Common Stock, (ii) the shared power to vote or direct the vote of 587,343 shares of Common Stock, (iii) the sole power to dispose of or to direct the disposition of 59,985 shares of Common Stock, and (iv) the shared power to dispose of or direct the disposition of 587,343 shares of Common Stock..

         Hank Wolfert has (i) the sole power to vote or direct the vote of 377,055 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         John A. Moore has (i) the sole power to vote or direct the vote of 380,877 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         Joel Sklar has (i) the sole power to vote or direct the vote of 178,000 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         Nathan Steinberg has (i) the sole power to vote or direct the vote of 150,000 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         Michael J. Tobin has (i) the sole power to vote or direct the vote of 143,000 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         Harvey Bibicoff has (i) the sole power to vote or direct the vote of 89,308 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         Justin Ort has (i) the sole power to vote or direct the vote of 145,507 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         Peter De Neufville has (i) the sole power to vote or direct the vote of 39,200 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

         Dominic Sforza has (i) the sole power to vote or direct the vote of 26,400 shares of Common Stock and (ii) the sole power to dispose of or to direct the disposition of such shares of Common Stock.

Item 5(c) is hereby amended in its entirety to read as follows:

(c) To the best knowledge and belief of the undersigned, no transactions involving the Common Stock have been effected during the past 60 days by the Reporting Persons other than (1) Mr. Moore who purchased 8,362 shares of Common Stock at $1.45 per share on November 11, 2005; 6,000 shares of Common Stock at $1.45 per share on November 15, 2005; 10,638 shares of Common Stock at $1.45 per share on November 15, 2005; 9,000 shares of Common Stock at $1.48 per share on November 22, 2005 and 12,500 shares of Common Stock at $1.48 per share on November 23, 2005 and who sold 8,500 shares of Common Stock at $1.48 per share on November 28, 2005 and 12,000 shares of Common Stock at $1.48 per share on November 29, 2005, in each case the purchases and sales were made personally in the open market; (2) Mr. Tobin who purchased 1,500 shares of Common Stock at $1.54 per share and 500 shares of Common Stock at $1.50 on November 25, 2005; 5,000 shares of Common Stock at $1.74 per share and 500 shares of Common Stock at $1.68 per share on December 14, 2005; 6,000 shares of Common Stock at $1.76 per share on December 15, 2005; 1,500 shares of Common Stock at $1.75 per share and 1,500 shares of Common Stock at $1.73 per share on December 16, 2005; and 1,500 shares of Common Stock at $1.65 per share on December 22, 2005, in each case the purchases were made personally in the open market; and (3) Mr. Ort who purchased 9,300 shares of Common Stock at $1.63 per share on November 1, 2005; 6,000 shares of Common Stock at $1.44 per share on November 8, 2005; 10,000 shares of Common Stock at $1.44 per share on November 9, 2005; 5,500 shares of Common Stock at $1.45 per share on

November 22, 2005; 7,500 shares of Common Stock at $1.39 per share on November 30, 2005; 9,000 shares of Common Stock at $1.40 per share on December 6, 2005; and 6,500 shares of Common Stock at $1.46 per share on December 27, 2005, in each case the purchases were made personally in the open market.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    January 26, 2006


                                               /s/ Howard Gutzmer
                                               ---------------------------
                                               Howard Gutzmer

                                               /s/ Hank Wolfert
                                               ---------------------------
                                               Hank Wolfert

                                               /s/ John A. Moore
                                               ---------------------------
                                               John A. Moore

                                               /s/ Joel Sklar
                                               ---------------------------
                                               Joel Sklar

                                               /s/ Nathan Steinberg
                                               ---------------------------
                                               Nathan Steinberg

                                               /s/ Michael J. Tobin
                                               ---------------------------
                                               Michael J. Tobin

                                               /s/ Harvey Bibicoff
                                               ---------------------------
                                               Harvey Bibicoff

                                               /s/ Justin Ort
                                               ---------------------------
                                               Justin Ort

                                               /s/ Peter De Neufville
                                               ---------------------------
                                               Peter De Neufville

                                               /s/ Dominic Sforza
                                               ---------------------------
                                               Dominic Sforza